Pricester.com's Genesis Electronics Unveils The SunBlazer(tm)

Solar-Powered Charging Holster for Cell Phones to Dramatically Increase Batter Charge and Talk Time

Pricester.com, Inc. (OTCBB-PRCC), www.pricester.com, announced that its Genesis Electronics subsidiary has unveiled its first consumer product release, the revolutionary SunBlazer. To view the SunBlazer and learn more about Genesis, vist www.genesiselectronics.net.

The SunBlazer is a sleek, wearable, holster-type cell phone case that utilizes solar energy to maintain the cell phone's battery at peak charge. The SunBlazer eliminates the need to re-charge the battery with time-consuming "plug-in" methods. Plus, by continuously charging the batter, SunBlazer vastly increases the talk-time available to the user. Genesis holds a U.S. Patent for the technology.

Phil Thomas, Genesis' Chief Technology Officer and a former executive with Cisco Systems and Hitachi, commented, "We're living and working in an increasingly mobile environment, with a growing dependence on portable electronic devices. Genesis is developing technologies and will deliver products that are specifically geared to improving the efficiency of the electronic tools that we rely on."

The world-wide proliferation of hand-held electronic devices - particularly cell phones - has created an enormous demand for a consumer-friendly response to the problem of limited battery life. Genesis Electronics, with its SunBlazer and other upcoming product releases, is on the cutting edge of solar and alternative energy solutions.

Forward Looking Statements

Except for historical matters, matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the 1995 Private Securities Litigation Reform Act. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations, competition, entry barriers; relationship reliance, technological changes; website demand; new systems introduction; vendors pricing; supply of software.

In light of risks and uncertainties in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof.

Pricester.com, Inc., Hollywood
Investor Relations
Ed Dillon, President & CEO, 954-272-1200 edillon@pricester.com

Source:  Business Wire (July 3, 2008 - 8:45 AM EDT